Exhibit 99.1

Contact:
Mallorie Burak
Southwall Technologies Inc.
Phone: (650) 798-1200

For Immediate Release

Southwall Announces Q2 2008 Results

INCREASED GLOBAL DEMAND FOR ENERGY EFFICIENT PRODUCTS
DRIVES CONTINUED GROWTH IN SECOND QUARTER

PALO ALTO, Calif.--(BUSINESS WIRE)—August 12, 2008--Southwall Technologies Inc. (OTCBB: SWTX) announced second quarter 2008 revenue of $13.7 million, up 29.5% from $10.6 million in the first quarter of 2008 and up approximately 48% from 2007 second quarter revenues of $9.3 million. The year over year increase was primarily due to higher sales of Automotive and Window Film products, which offset the decline in Plasma Display revenues.  In 2007, the Company made a strategic decision to exit the low margin display business and focus on its core energy efficiency products. For the first six months of 2008, revenues were $24.3 million, a 23% increase over 2007 revenues of $19.8 million.

Second quarter net income increased to $2.2 million, or $.07 per diluted share, compared to net income of $0.3 million, or $.01 per diluted share, in the second quarter of 2007. The second quarter of 2007 included $1 million of other income from sale of a technology and services in 2007.  Year to date 2008 net income was $4.1 million, or $.13 per diluted share, compared to 2007 year to date net income of $0.5 million, or $.02 per diluted share.

Second quarter 2008 gross profit was $5.7 million, or 42% of sales compared to $2.7 million, or 30% of sales in last year’s second quarter. Operating profit was $2.8 million, or 20% of sales, compared to negative $0.4 million in the second quarter of last year.  A shift in product mix to higher margin, energy conservation products, improved operating efficiencies and continued cost management efforts were the significant factors contributing to the profit improvement.

“We are well positioned for growth in our core energy markets, where our products enable a new level of energy efficiency for green building and automotive design”, said Dennis Capovilla, Southwall’s CEO. “Demand for improved energy efficiency in the automotive and window film markets is reflected in our second quarter results. Due to the seasonality of our business, the second quarter is an important quarter and a significant contributor to our annual revenue and net income.”

“Southwall is committed to continued product innovation and channel expansion to meet an increasing global demand for energy efficiency in buildings and cars”, continued Capovilla. “The recent growth in sales highlights a growing consumer awareness of energy efficiency as a cost-effective and readily-available green technology choice that can have an immediate impact on saving energy and reducing carbon emissions.”

About Southwall Technologies Inc.

Southwall Technologies Inc. is recognized as an innovator in the development and manufacture of high performance, energy-saving films and glass products that dramatically improve the energy efficiency of architectural and automotive glass. Southwall is an ISO 9001:2000-certified manufacturer with customers in over 25 countries around the world, including Audi, BMW, DaimlerChrysler, Guardian, Peugeot-Citroen, Philips, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2008 or thereafter, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development and joint venture will not be successful, that there may be decreasing demand in markets in addition to the electronic display market, and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities.  Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 31, 2008.
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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Net Revenues	$13,685	$9,250	$24,255	$19,756
Cost of revenues	7,960	6,507	13,679	12,603

Gross profit	5,725	2,743	10,576	7,153

Operating expenses:
Research & Development	688	870	1,397	2,239
Selling, general and administrative	2,280	2,282	4,318	4,810
Impairment charge (recoveries) for long-lived assets	-	-	-	(8)

Total operating expenses	2,968	3,152	5,715	7,041

Income (loss) from operations	2,757	(409)	4,861	112

Interest expense, net	(123)	(167)	(262)	(280)
Other income (expenses), net	(79)	1,043	114	1,048

Income before provision for income taxes	2,555	467	4,713	880

Provision for income taxes	207	5	320	186

Net income	2,348	462	4,393	694

Deemed dividend on preferred stock	122	122	244	244

Net income attributable to common stockholders	$2,226	$340	$4,149	$450

Net income per share:

Basic	$0.08	$0.01	$0.15	$0.02
Diluted	$0.07	$0.01	$0.13	$0.02

Weighted average shares used in computing net income per share :
Basic	28,065	27,513	27,943	27,327
Diluted	34,555	28,498	34,037	28,033

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$7,524	$6,492
Restricted cash	315	294
Accounts receivable, net	8,077	4,346
Inventories, net	6,527	5,640
Restricted cash loans	1,330	-
Other current assets	854	837
Total current assets	24,627	17,609
Property, plant and equipment, net	17,623	17,071
Restricted cash loans	-	1,242
Other assets	700	1,345
Total assets	$42,950	$37,267

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt	$4,040	$1,149
Accrued payable	2,293	964
Accrued compensation	1,239	1,267
Other accrued liabilities	4,989	6,350
Total current liabilities	12,561	9,730

Term debt	5,831	8,277
Other long term liabilities	2,587	2,567
Total liabilities	20,979	20,574

Series A, convertible preferred stock	4,810	4,810

Stockholders' equity:
Common stock	28	28
Capital in excess of par value	78,301	78,290
Accumulated other comprehensive income:
Translation gain on subsidiary	5,651	4,776
Accumulated deficit	(66,819)	(71,211)
Total stockholders' equity	17,161	11,883

Total liabilities, preferred stock and stockholders' equity	$42,950	$37,267

SOUTHWALL TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six months ended
	June 30,	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$4,393	$694
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income tax	(16)	(66)
Impairment (recoveries) from long-lived assets	0	(8)
Depreciation and amortization	1,515	1,370
Stock-based compensation	77	185
Changes in operating assets and liabilities:
Accounts receivable, net	(3,908)	(2,874)
Inventories, net	(887)	(509)
Accrued restructuring	0	(60)
Other current and non-current assets	616	142
Accounts payable and accrued liabilities	(291)	(254)
Net cash provided by (used in) operating activities	1,499	(1,380)

Cash flows from investing activities:
Restricted cash	0	(406)
Proceeds from sale of property, plant and equipment	0	8
Expenditures for property, plant and equipment	(898)	(438)
Net cash used in investing activities	(898)	(836)

Cash flows from financing activities:
Proceeds from exercise of stock options	179	357
Borrowings from equipment financing	473	0
Borrowings on line of credit	0	3,000
Investment credit in Germany	0	(3)
Repayments on line of credit	0	(2,996)
Repayments of notes payable	(596)	(539)
Net cash provided by (used in) financing activities	56	(181)

Effect of foreign exchange rate changes on cash	375	(190)

Net increase(decrease) in cash and cash equivalents	1,032	(2,587)
Cash and cash equivalents, beginning of period	6,492	5,524

Cash and cash equivalents, end of period	$7,524	$2,937

Supplemental cash flows disclosures:
Interest paid	$426	$375
Income taxes paid	$223	$186

Supplemental schedule of non-cash investing and financing activities:
Dividends accrued	$244	$244